Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Bernard H. Clineburg,

Tysons Corner, Virginia

Chairman, Chief Executive Officer

June 1, 2009

or

Alice P. Frazier,

EVP, Office of the Chairman 703-584-3400

Cardinal Financial Corporation Announces Exercise of Underwriter’s Option

Cardinal Financial Corporation (NASDAQ: CFNL) (the “Company”) announced today that underwriters in the Company’s public offering of 4 million shares of common stock have exercised their option to purchase an additional 378,302 shares at $7.75, for a total $2,932,000. The Company expects the closing of this sale on June 3, 2009.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. A copy of the prospectus may be obtained from Raymond James & Associates, Inc. at 880 Carillon Parkway, St. Petersburg, Florida 33716 or by telephone at (727) 567-2400.

About Cardinal Financial Corporation: Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia, serves the Washington Metropolitan region through its wholly-owned subsidiary, Cardinal Bank, with 25 conveniently located banking offices. Cardinal also operates several other subsidiaries: George Mason Mortgage, LLC, and Cardinal First Mortgage, LLC, residential mortgage lending companies based in Fairfax, with six offices throughout the Washington Metropolitan region; Cardinal Trust and Investment Services, a trust division; Cardinal Wealth Services, Inc., a full-service brokerage company; and Wilson/Bennett Capital Management, Inc., an asset management company. The Company’s stock is traded on the Nasdaq Global Select Market (CFNL). For additional information please visit our Web site at www.cardinalbank.com or call (703) 584-3400.